AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Health Builders International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Health Builders International, Inc., and it was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 3, 1996.

     2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  MCY.COM, INC.

                                 ARTICLE I. NAME

     The name of the corporation is MCY.COM, INC. (the "Corporation").

                          ARTICLE II. REGISTERED OFFICE

     The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

                              ARTICLE III. PURPOSE

     The purpose or purposes of the  corporation  is to engage in any lawful act
or  activity  for  which   corporations  may  be  organized  under  the  General
Corporation Law of Delaware.

                            ARTICLE IV. CAPITAL STOCK

     The Corporation is authorized to issue three classes of shares to be designated, respectively, "Common Stock", "Series I Voting Preferred Stock" and "Preferred Stock". The number of shares of Common Stock authorized to be issued is One Hundred Million Million (100,000,000). The number of shares of Series I Voting Preferred Stock authorized to be issued is One Million (1,000,000). The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000). The Common Stock, Series I Voting Preferred Stock and Preferred Stock shall each have a par value of $.001 per share.

     (a) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

     (b) Provisions Relating to the Series I Voting Preferred Stock. Holders of Series I Voting Preferred Stock are entitled to vote with the holders of Common Stock on all matters, except that holders of Series I Voting Preferred Stock are entitled to five votes for each share held. The remaining rights, preferences, privileges and restrictions correspond to those of the Common Stock, on an as converted basis. Each share of Series I Voting Preferred Stock may be converted, at any time, into one share of Common Stock, and will convert automatically upon any transfer of such shares.



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     (c)  Provisions  Relating to Preferred  Stock.  The Board of Directors (the
"Board") is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in accordance with Sections 102(a) and 151(a) of the General Corporation Law of Delaware, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

                          ARTICLE V. BOARD OF DIRECTORS

     (a) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

     (b) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

     (c) Ballots. Election of directors need not be by written ballot.

                               ARTICLE VI. BY-LAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                             ARTICLE VII. LIABILITY

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this day of June, 1999.

                                             Health Builders International, Inc.


                                                                             By:
                                            L. Dee Hall, President and Secretary